As filed with the Securities and Exchange Commission on May 23, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

PROVIDENT BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	52-1518642
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

114 E. Lexington Street

Baltimore, MD 21201

(410) 277-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary N. Geisel

Chairman and Chief Executive Officer

Provident Bankshares Corporation

114 E. Lexington Street

Baltimore, MD 21201

(410) 277-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul M. Aguggia, Esq.

Aaron M. Kaslow, Esq.

Edward G. Olifer, Esq.

Kilpatrick Stockton LLP

Suite 900

607 14th Street, N.W.

Washington, D.C. 20005

(202) 508-5800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒             Accelerated filer  ☐             Non-accelerated filer   ☐             Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value per share	4,775,909	$10.86(2)	$51,866,371	$2,039

(1)	Consists of (a) 1,422,110 shares of Common Stock, (b) 3,353,799 shares of Common Stock issuable upon the conversion of Series A Mandatory Convertible Non-Cumulative Preferred Stock into Common Stock and (c) additional shares, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the NASDAQ Global Select Market on May 20, 2008.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell the common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the common stock and the selling shareholders named in this prospectus are not soliciting offers to buy the common stock in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 23, 2008

PROSPECTUS

PROVIDENT BANKSHARES CORPORATION

4,775,909 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 4,775,909 shares of Common Stock of Provident Bankshares Corporation by the selling shareholders identified in this prospectus. We will not receive any proceeds from the sale of shares of our common stock offered by this prospectus. We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling shareholders against certain liabilities.

The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PBKS.” On May 21, 2008, the closing sale price of the common stock on NASDAQ Global Select Market was $10.26 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page      of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2008

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since these dates.

i

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Unless the context indicates otherwise, all references in this registration statement to “Provident Bankshares,” the “Corporation,” “we,” “us,” and “our,” refer to Provident Bankshares Corporation and its subsidiaries including Provident Bank of Maryland (“Provident Bank” or the “Bank”) and references to “offering” refer to shares of our Common Stock covered by this prospectus.

Provident Bankshares Corporation

Headquartered in Baltimore, Maryland, Provident Bankshares Corporation, a Maryland corporation, is a bank holding company and the parent company of Provident Bank. The Bank owns companies engaged in commercial finance lending, insurance and other related financial services. The primary business of Provident Bankshares is operating these financial service businesses. As of March 31, 2008, Provident Bankshares had consolidated assets of $6.4 billion, consolidated deposits of $4.4 billion and consolidated stockholders’ equity of $517.5 million.

As a bank holding company, Provident Bankshares is subject to regulation by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). Provident Bankshares is required to file reports with the Federal Reserve Board and is subject to regular examinations by that agency. Shares of the Corporation’s common stock are traded on the NASDAQ Global Select Market under the trading symbol “PBKS”.

Provident Bank

The Bank is a Maryland-chartered commercial bank. At March 31, 2008, the Bank was the largest independent commercial bank, based on asset size, headquartered in Maryland, with $6.1 billion in assets. Provident Bank is a regional bank serving Maryland and Virginia, with emphasis on the metropolitan areas of Baltimore, Washington, D.C. and Richmond. As a commercial bank, Provident Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets. Provident Bank’s principal business is to attract deposits from the general public through its banking centers and use such deposits to fund the origination of loans. Lending is largely focused on consumers residing in metropolitan areas of Baltimore, Washington, D.C. and Richmond and on small and medium-size businesses based in those areas. However, certain of Provident Bank’s lending activities are in markets outside of Baltimore, Washington, D.C. and Richmond. The Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Company and leases are provided through Court Square Leasing. The Bank derives income principally from interest charged on loans and leases and, to a lesser extent, from fees received in connection with the sale and servicing of loans, deposit services, insurance commissions and interest earned and gains realized on the sale of investments. The Bank’s principal expenses are interest expense on deposits and borrowings, operating expenses, provision for loan and lease losses and income tax expenses.

As of March 31, 2008, Provident Bank had 142 banking offices located throughout Maryland, Virginia, Washington, D.C. and southern York County, Pennsylvania. As of March 31, 2008, the Bank had consolidated total assets of $6.1 billion, total deposits of $4.4 billion, total loans of $4.2 billion, and total stockholder’s equity of $380 million. As of March 31, 2008, Provident Bank represented approximately 96% of the consolidated assets of Provident Bankshares.

Provident Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to applicable limits. Competitors of Provident Bank include commercial banks, savings and loan associations, consumer and commercial finance companies, credit unions and other financial services companies.

The Bank is subject to comprehensive regulation, examination and supervision by the Commissioner of the Division of Financial Regulation of the Maryland Department of Labor, Licensing and Regulation (the “Commissioner”) and the FDIC.

Corporate Information

Our executive offices are located at 114 East Lexington Street, Baltimore, Maryland 21202, and our telephone number at these offices is (410) 277-7000. Our Internet address is www.provbank.com. The information on our Web site is not incorporated by reference in this prospectus.

The Offering

Common stock offered by selling shareholders	4,775,909 shares, including 3,353,799 shares issuable upon the conversion of Series A Mandatory Convertible Non-Cumulative Preferred Stock held by the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

NASDAQ Global Select Market symbol	PBKS

RISK FACTORS

Prior to making an investment decision, you should consider carefully the following risk factors in addition to the other information contained in this prospectus.

Risk Factors Relating to Our Business

Fluctuations in interest rates may reduce our net income and future cash flows.

Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our net interest margin is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our net interest margin and, as a result, our net interest income. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the yield catches up. Changes in the slope of the “yield curve”—or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets.

Further decline in value in certain investment securities held by us could require further write-downs, which would reduce our earnings.

Our investment portfolio includes pooled trust preferred securities backed by banks, insurance companies, and REITs. In the fourth quarter of 2007, we determined that the loss in value on certain of our REIT trust preferred securities was other-than-temporary, and accordingly, recognized a $47.5 million impairment write-down related to those securities. We recognized an additional impairment write-down of $42.7 million in the first quarter of 2008. The impairment write-downs related primarily to securities issued by residential mortgage REITs, which are facing a difficult operating environment due to the well-publicized difficulties facing the mortgage origination sector and homebuilders, who are also facing challenges due to declining home sales. Continuing adverse business conditions could result in further loss in value in the REIT trust preferred securities held by us, which could result in further impairment write-downs which would, in turn, reduce our earnings.

The securities in the municipal bond portfolio consist of geographically diversified securities that are insured by major bond insurers. Some of the bond insurers have been downgraded and others may follow. The recent downgrades reflect concerns about their ability to cover potential claims on issuers unable to make their principal or interest payments. Currently, all securities in this portfolio are rated AAA, AA, or single A by the three major rating agencies.

For further information regarding our investment portfolio, please see the Form 8-K furnished to the SEC on April 17, 2008 and “Investment Portfolio Credit Quality” on pages 8-10 in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2007 and on pages 32-33 in our Form 10-Q for the quarter ended March 31, 2008. We will continue to monitor the investment ratings in the securities portfolio and the dealer price quotes. Based upon these and other factors, the securities portfolio may experience further impairment. Management currently has the intent and ability to retain its investment securities with unrealized losses until the decline in value has been recovered.

Our allowance for loan losses may be inadequate, which may require provisions for loan losses that would reduce our earnings.

Our allowance for loan losses may not be adequate to cover actual loan losses and if we are required to increase the allowance, our current earnings may be reduced. When borrowers default and do not repay the loans that the Bank makes to them, we may lose money. Our experience shows that some borrowers either will not pay on time or will not pay at all, which will require us to write down the carrying value of or “charge-off” the defaulted loan or loans. We provide for losses by reserving what we believe to be an adequate amount to absorb any probable inherent losses. A “charge-off” reduces our allowance for loan losses. If our allowance were insufficient, we would be required to increase the allowance by recording a larger provision for loan losses, which would reduce our earnings for that period.

Changes in economic conditions could cause an increase in delinquencies and non-performing assets, including loan charge-offs, which in turn may negatively affect our income and growth.

Our loan portfolio includes many real estate secured loans, demand for which may decrease during economic downturns as a result of, among other things, an increase in unemployment, a decrease in real estate values or increases in interest rates. These factors could depress our earnings and consequently our financial condition because:

•	customers may not want or need our products and services;

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing our loans to borrowers may decline; and

•	the quality of our loan portfolio may decline.

Any of the latter three scenarios could cause an increase in delinquencies and non-performing assets or require us to “charge-off” a percentage of its loans and/or increase our provisions for loan losses, which would reduce our earnings.

Because we compete primarily on the basis of the interest rates we offer depositors and the terms of loans we offer borrowers, our margins could decrease if we were required to increase deposit rates or lower interest rates on loans in response to competitive pressure which would negatively affect our earnings.

We face intense competition both in making loans and attracting deposits. We compete primarily on the basis of our depository rates, the terms of the loans we originate and the quality of our financial and depository services. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates in our market area. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to market entry, enabled banks to expand their geographic reach by providing services over the Internet and enabled non-depository institutions to offer products and services that traditionally have been provided by banks. Federal banking law permits affiliation among banks, securities firms and insurance companies, which has intensified the competitive environment in which we conduct business. Some of the institutions with which we compete are significantly larger than us and, therefore, have significantly greater resources. This increased competition could cause the Bank to increase the interest rates it puts on its deposit accounts or decrease the interest rates it earns on its loans which could reduce our earnings.

We are at risk for events that could disrupt business activities.

We are subject to events that could impact or disrupt its business, although our goal is to ensure continuous service delivery to our customers. We have undertaken an enterprise-wide Business Continuity Plan in order to respond to and guard against this risk. However, no plan can fully eliminate such risk and there can be no assurance that our plan will be successful.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to regulation, supervision and examination by the Commissioner, our chartering authority, and by the FDIC, as insurer of our deposits. Such regulation and supervision governs the activities in which a commercial bank and its holding company may engage and is intended primarily for the protection of the deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and the adequacy of a bank’s allowance for loan losses. They may also impose monetary penalties in certain circumstances. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations.

Our operations are also subject to extensive regulation by other federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. We believe that we are in compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, we may be subject to changes in such laws, rules and regulations that could have a material impact on our operations.

We are subject to security and operational risks relating to use of their technology that could damage our reputation and business.

Security breaches in our internet banking activities could expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information. We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data and access to bank informational systems. These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and business. Additionally, we outsource our data processing to a third party. If our third party provider encounters difficulties or if we have difficulty in communicating with such third party, it will significantly affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations.

Changes in the federal or state tax laws may negatively impact our financial performance.

We are subject to changes in tax law that could increase the effective tax rate payable to the state or federal government. These law changes may be retroactive to previous periods and as a result, could negatively affect our current and future financial performance.

Volatile and illiquid financial markets resulting from a significant event in the market may hinder our ability to increase or maintain our current liquidity position.

Financial concerns in broad based financial sectors such as mortgage banking or home building may result in a volatile and illiquid bond market and may reduce or eliminate our ability to pledge certain types of assets to increase or maintain our liquidity position. A decline in our liquidity position may hinder our ability to grow the balance sheet through internally generated loan growth or through acquisitions.

We are subject to litigation risk.

In the normal course of business, we may become involved in litigation, the outcome of which may have a direct material impact on our financial position and daily operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, as well as other written communications made from time to time by us or the Bank and oral communications made from time to time by our authorized officers, may contain statements relating to our future results (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of our operations and business, including earnings growth determined using GAAP; revenue growth in retail banking, lending and other areas; origination volume in our consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; impairment charges with respect to investment securities; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

We caution you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: the factors identified in this document under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors;” prevailing economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the banking industry; changes in interest rates, deposit flows, loan demand, real estate values and competition, which can materially affect, among other things, consumer banking revenues, revenues from sales on non-deposit investment products, origination levels in our lending businesses and the level of defaults, losses and prepayments on loans we have made and make, whether held in portfolio or sold in the secondary markets; changes in the quality or composition of the loan or investment portfolios; factors driving impairment charges on investments; our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; risks and uncertainties related to mergers and related integration and restructuring activities; litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of other matters before regulatory agencies, whether pending or commencing in the future; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Readers are cautioned not to place undue reliance on these forward-looking statements which are made as of the date of this prospectus. Except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

The shares of common stock covered by this prospectus include:

•	1,422,110 shares of Provident Bankshares, par value $1.00, common stock (“Common Stock”) that we issued to certain of the selling shareholders in a private placement completed on April 14, 2008; and

•

3,353,799 shares of Common Stock issuable upon the conversion of Provident Bankshares Series A Mandatory Convertible Non-Cumulative Preferred Stock (the “Preferred Stock”) which we issued to certain of the selling shareholders in a private placement completed on April 14, 2008.

The table below sets forth, to our knowledge, information about the selling shareholders as of April 14, 2008. As of April 14, 2008, there were 33,147,416 shares of our Common Stock outstanding.

We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders may sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of this offering. For purposes of this table, however, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Holders of Preferred Stock have the option to convert each share of Preferred Stock into 95.238 shares of Common Stock at any time after April 14, 2008. Each share of Preferred Stock outstanding on April 1, 2011 will automatically convert into 95.238 shares of Common Stock on that date. For purposes of this table, we have assumed that each share of Preferred Stock outstanding has been converted to Common Stock. Additionally, shares of Common Stock into which Preferred Stock may be converted, and shares of Common Stock that may be acquired pursuant to the exercise of stock options exercisable within 60 days, are deemed outstanding for computing the percentage ownership of the person holding the Preferred Stock but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares of Common Stock		Shares of Common Stock to be Beneficially Owned After Offering (1)
Name of Selling Shareholder	Number		Percentage	Being Offered		Number	Percentage
Thomas S. Bozzuto	29,075		*	3,703		25,372	*
Kevin G. Byrnes	130,938	(1)	*	2,314		128,624	*
Ward B. Coe, III	26,874	(2)	*	2,777		24,097	*
William J. Crowley, Jr.	20,452	(3)	*	1,500		18,952	*
James G. Davis, Jr.	10,400	(4)	*	462		9,938	*
Pierce B. Dunn	44,444	(5)	*	2,314		42,130	*
Gary N. Geisel	263,662	(6)	*	4,629		259,033	*
Steven Heine	8,516		*	1,851		6,665	*
Mark K. Joseph	45,909	(7)	*	4,629		41,280	*
Bryan J. Logan	36,433	(8)	*	23,148		13,285	*
Barbara B. Lucas	31,991	(9)	*	5,000		26,991	*
Pamela J. Mazza	12,408	(10)	*	1,851		10,557	*
Frederick W. Meier, Jr.	17,835		*	2,000		15,835	*
Robert H. Newton, Jr.	68,100	(11)	*	4,629		63,471	*
H. Les Patrick	61,852	(12)	*	2,777		59,075	*
Dale B. Peck	16,705	(13)	*	3,000		13,705	*
Francis G. Riggs	94,693	(14)	*	925		93,768	*
Dennis A. Starliper	91,478	(15)	*	1,851		89,627	*
Jeanne M. Uphouse	55,220	(16)	*	1,000		54,220	*
Kenneth J. Waldych	13,177	(17)	*	1,750		11,427	*
Boathouse Row I, LLP	241,840		*	241,840		0	*
Boathouse Row II, LLP	85,777		*	85,777		0	*
Boathouse Row Offshore, LTD	404,983		1.22%	404,983		0	*
Boathouse Row Offshore Regatta LTD	367,400		1.11	367,400		0	*
Jefferies Dakota Master Fund, LTD	392,857	(18)	1.19	392,857	(18)	0	*
T. Rowe Price Institutional Small-Cap Stock Fund (19)	127,933		*	33,333	(20)	94,600	*

	Shares of Common Stock Beneficially Owned Prior to Offering				Number of Shares of Common Stock		Shares of Common Stock to be Beneficially Owned After Offering (1)
Name of Selling Shareholder	Number		Percentage		Being Offered		Number	Percentage
T. Rowe Price Financial Services Fund (19)	172,856	(20)		*	172,856	(20)	0	*
T. Rowe Price Small-Cap Value Fund (19)	780,952		2.36%		180,952	(20)	600,000	*
T. Rowe Price Small-Cap Stock Fund (19)	1,716,356		5.18		442,856	(20)	1,273,500	1.81%
Bay Pond Investors (Bermuda) L.P. (nominee: Morgan Stanley & Co. as nominee for Bay Pond Investors (Bermuda) L.P.) (21)	276,190	(20)	*		276,190	(20)	0	*
Bay Pond Partners, L.P. (nominee: Morgan Stanley & Co. as nominee for Bay Pond Partners) (21)	676,189	(20)	2.04		676,189	(20)	0	*
Sandler O’Neill Asset Management – Malta Partners, L.P.	25,999	(20)	*		25,999	(20)	0	*
Sandler O’Neill Asset Management – Malta Hedge Fund, L.P.	35,999	(20)	*		35,999	(20)	0	*
Sandler O’Neill Asset Management – Malta Hedge Fund II, L.P.	195,142	(20)	*		195,142	(20)	0	*
Sandler O’Neill Asset Management – Malta Offshore, LTD.	60,476	(20)	*		60,476	(20)	0	*
Sandler O’Neill Asset Management – Malta MLC Fund, L.P.	166,190	(20)	*		166,190	(20)	0	*
Sandler O’Neill Asset Management – Malta MLC Offshore, LTD.	230,475	(20)	*		230,475	(20)	0	*
Sandler O’Neill Asset Management – Malta Titan Fund, L.P.	380,952	(20)	1.15		380,952	(20)	0	*
SOAM Capital Partners, L.P.	333,333	(20)	1.01		333,333	(20)	0	*

*	Indicates ownership of less than 1.0%.

(1)	Includes 107,060 shares that may be acquired within 60 days by exercising stock options and 4,258 shares held in the 401(k) plan.

(2)	Includes 8,513 shares that may be acquired within 60 days by exercising stock options.

(3)	Includes 7,000 shares that may be acquired within 60 days by exercising stock options and 6,500 shares held by spouse.

(4)	Includes 7,000 shares that may be acquired within 60 days by exercising stock options.

(5)	Includes 12,213 shares that may be acquired within 60 days by exercising stock options; 135 shares held by spouse; 1,999 shares held as custodian; and 6,862 shares held as trustee.

(6)	Includes 209,142 shares that may be acquired within 60 days by exercising stock options and 9,822 shares held in 401(k) plan.

(7)	Includes 12,213 shares that may be acquired within 60 days by exercising stock options.

(8)	Includes 7,000 shares that may be acquired within 60 days by exercising stock options.

(9)	Includes 4,863 shares that may be acquired within 60 days by exercising stock options.

(10)	Includes 7,000 shares that may be acquired within 60 days by exercising stock options.

(11)	Includes 47,980 shares that may be acquired within 60 days by exercising stock options and 2,518 shares held in 401(k) plan.

(12)	Includes 48,960 shares that may be acquired within 60 days by exercising stock options.

(13)	Includes 7,000 shares that may be acquired within 60 days by exercising stock options.

(14)	Includes 4,863 shares that may be acquired within 60 days by exercising stock options and 13,296 shares held as custodian.

(15)	Includes 32,305 shares that may be acquired within 60 days by exercising stock options and 40,306 shares held in 401(k) plan.

(16)	Includes 31,326 shares that may be acquired within 60 days by exercising stock options and 7,300 shares held in 401(k) plan.

(17)	Includes 4,668 shares that may be acquired within 60 days by exercising stock options.

(18)	Includes 142,857 shares of Common Stock issuable to the selling shareholder upon the conversion of shares of Preferred Stock held by the selling shareholder.

(19)	T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds listed in this table as well as shares owned by certain other individuals and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact the beneficial owner of such securities. T. Rowe Price Associates, Inc. is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(20)	Represents the number of shares of Common Stock issuable to the selling shareholder upon the conversion of shares of Preferred Stock held by the selling shareholder.

(21)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

None of the selling shareholders has held any position or office with, or has otherwise had a material relationship with, us within the past three years except that Messrs. Bozzuto, Coe, Crowley, Davis, Dunn, Heine, Joseph, Logan, Meier, Geisel, Peck, and Waldych, and Mrs. Lucas and Mrs. Mazza, are members of our Board of Directors. Francis K. Riggs is a retired director of the Corporation and the Bank. Messrs. Geisel, Starliper, Newton and Patrick, and Mrs. Uphouse are each executive officers of the Corporation and the Bank.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes those persons and entities listed on pages 8 and 9 of this prospectus and certain transferees to whom such persons and entities may transfer the shares, including (i) transferees who are investment advisory clients, affiliates, subsidiaries, family members or family trust for the benefit of such persons or entities, (ii) transferees who share a common discretionary investment advisor with such persons or entities, or (iii) transferees who are partners or members of such persons or entities, as the case may be, who agree to act through a single representative. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NASDAQ Global Select Market;

•	in privately negotiated transactions; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the Common Stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states may restrict the selling shareholders from selling their shares unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling shareholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (A) April 14, 2009 and (B) the date on which all shares of Common Stock or shares of Common Stock acquired upon the conversion of the Preferred Stock have been resold by the selling shareholders.

Once sold under the shelf registration statement for which this prospectus is a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

Our Common Stock, including the shares offered by this prospectus, is traded on the NASDAQ Global Select Market under the symbol “PBKS.”

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Kilpatrick Stockton LLP.

EXPERTS

The consolidated financial statements of Provident Bankshares Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to changes in Provident Bankshares Corporation’s method of accounting for share-based compensation with the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” and its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006 in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 0- 16421);

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

(3)	The description of our common stock and preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on December 4, 1987, and January 25, 1995, respectively, and any amendment or report filed for the purpose of updating such descriptions.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Provident Bankshares Corporation

114 E. Lexington Street

Baltimore, MD 21201

Attention: Robert L. Davis, General Counsel and Secretary

Telephone: (410) 277-2848

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Provident Bankshares Corporation (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee — Securities and Exchange Commission	$2,039
Legal fees and expenses	$30,000
Accounting fees and expenses	$25,000
Miscellaneous expenses	$3,000
Total Expenses	$60,039

Item 15.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland Annotated Code, Corporations and Associations Article (1993) (“Maryland Code”) provides that a corporation may indemnify directors and officers against liabilities they may incur in such capacities unless it is established that: (a) the directors act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper personal benefit; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

The Maryland Code provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under, among other things, any bylaw or charter provision, or resolution of stockholders or directors, agreement, or otherwise.

Our Bylaws provide that we shall indemnify and advance expenses to an officer or director in connection with a proceeding to the fullest extent permitted by and in accordance with the Maryland Code and federal law.

Article Eleventh of the Articles of Incorporation of Provident Bankshares Corporation requires indemnification of officers and directors as follows:

The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 16.	Exhibits

EXHIBIT NUMBER	DESCRIPTION

3.1(1)	Articles of Incorporation of Provident Bankshares Corporation

3.2(1)	Articles of Amendment to the Articles of Incorporation of Provident Bankshares Corporation

3.3(2)	Seventh Amended and Restated Bylaws of Provident Bankshares Corporation

5.1	Opinion of Kilpatrick Stockton LLP

23.1	Consent of KPMG LLP

23.2	Consent of Kilpatrick Stockton LLP, included in Exhibit 5.1 filed herewith

24.1	Power of Attorney (See page II-4 of this Registration Statement)

(1)	Incorporated by reference from Registrant’s Registration Statement on Form S-8 (File No. 33-58881) filed with the Commission on July 10, 1998.

(2)	Incorporated by reference from Registrant’s Form 8-K (File No. 0-16421) filed with the Commission on October 18, 2007.

Item 17.	Undertakings.

Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Item 512(b) of Regulation S-K. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on May 23, 2008.

PROVIDENT BANKSHARES CORPORATION

By:	/s/ Gary N. Geisel
Gary N. Geisel
Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Provident Bankshares Corporation hereby severally constitute and appoint Gary N. Geisel and Robert L. Davis, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Provident Bankshares Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacity and on the dates indicated.

Principal Executive Officers:

May 23, 2008	By:	/s/ Gary N. Geisel
Gary N. Geisel
Chairman of the Board and Chief Executive Officer

Principal Financial and Accounting Officer:

May 23, 2008	By:	/s/ Dennis A. Starliper
Dennis A. Starliper
Executive Vice President and Chief Financial Officer

May 23, 2008	By:	/s/ Melvin A. Bilal
Melvin A. Bilal
Director

May 23, 2008	By:	/s/ Thomas S. Bozzuto
Thomas S. Bozzuto
Director

May 23, 2008	By:	/s/ Kevin G. Byrnes
Kevin G. Byrnes
Director

May 23, 2008	By:	/s/ Ward B. Coe, II
Ward B. Coe, II
Director

May 23, 2008	By:	/s/ William J. Crowley, Jr.
William J. Crowley, Jr.
Director

May 23, 2008	By:	/s/ James G. Davis, Jr.
James G. Davis, Jr.
Director

May 23, 2008	By:	/s/ Pierce B. Dunn
Pierce B. Dunn
Director

May 23, 2008	By:	/s/ Enos K. Fry
Enos K. Fry
Director

May 23, 2008	By:	/s/ Gary N. Geisel
Gary N. Geisel
Director

May 23, 2008	By:	/s/ Mark K. Joseph
Mark K. Joseph
Director

By:
Bryan J. Logan
Director

May 23, 2008	By:	/s/ Barbara B. Lucas
Barbara B. Lucas
Director

May 23, 2008	By:	/s/ Pamela J. Mazza
Pamela J. Mazza
Director

May 23, 2008	By:	/s/ Frederick W. Meier, Jr.
Frederick W. Meier, Jr.
Director

May 23, 2008	By:	/s/ Dale B. Peck
Dale B. Peck
Director

May 23, 2008	By:	/s/ Sheila K. Riggs
Sheila K. Riggs
Director

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Kilpatrick Stockton LLP

23.1	Consent of KPMG, LLP

23.2	Consent of Kilpatrick Stockton LLP, included in Exhibit 5.1 filed herewith

24.1	Power of Attorney (See page II-4 of this Registration Statement)